Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) dated July 3, 2015 is among EGI-AM Holdings, L.L.C., a Delaware limited liability company (the “Company”), and the Company equityholders who are party to this Agreement (the “Investors”). The Company and the Investors are collectively referred to herein as the “Parties”. Capitalized terms used herein are defined in Section 12.

WHEREAS certain of the Parties to this Agreement have entered into that certain Purchase and Sale Agreement of even date herewith (the “Purchase Agreement”) and certain of the Parties to this Agreement have entered into that certain Subscription Agreement of even date herewith (the “Subscription Agreement”), pursuant to which, among other things, the Company will issue Class A Units and Class B Units of the Company to the Investors upon the consummation of the transactions contemplated in the Purchase Agreement. In order to induce the Investors to enter into the transactions contemplated by the Purchase Agreement and the Subscription Agreement, the Company has agreed to provide the registration rights set forth in this Agreement, effective only upon the closing of the transactions contemplated by the Purchase Agreement.

WHEREAS the Investors and the Company contemplate that any public offering of the Company’s equity would be preceded by the conversion of the Company from a limited liability company to a corporation pursuant to Section 15.5 of the LLC Agreement, such that the Company’s then-outstanding Units would be converted into or otherwise exchanged for shares of capital stock in the Company post-conversion; accordingly, all references herein to the Company’s form of outstanding equity assume that the Company has been converted from a limited liability company to a corporation.

WHEREAS the Parties agree that this Agreement shall become effective upon the consummation of the transactions contemplated by the Purchase Agreement, and if the Purchase Agreement is terminated, or if the transactions contemplated by the Purchase Agreement do not occur before October 1, 2015 (or such later date as the parties to the Purchase Agreement may agree), then, in either case, this Agreement will automatically terminate and be of no force and effect.

NOW, THEREFORE, the Parties agree as follows:

1. Demand Registrations.

(a) Registration Requests. Subject to Section 2, at any time after the 180th calendar day after the effective date of the registration statement for an IPO, the Initiating Investors may request registration under the Securities Act for any portion of their Registerable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or on Form S-2, Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available. Each registration request will specify the approximate number of Registerable Securities that the Initiating Investors request be registered and the anticipated per share price range for such offering. Upon receipt of a registration request under this Section 1 (a), the Company will:

(i) within 10 Business Days after the Company receives the registration request, deliver written notice of such registration request (“Demand Notice”) to all of the Investors and any other holders of Registerable Securities, and

(ii) subject to the conditions and limitations provided in this Agreement, include any additional Registerable Securities that any other Investor or other holder of Registerable Securities requests, by written notice delivered to the Company within 20 Business Days after the date of the Demand Notice, to be included in such registration (and all related registrations or qualifications under blue sky Laws or in compliance with other registration requirements and in any related underwriting).

(b) Long-Form Registrations. The Initiating Investors will be entitled to request four Long-Form Registrations in which the Company pays all Registration Expenses.

(c) Short-Form Registrations. The Initiating Investors will be entitled to request an unlimited number of Short-Form Registrations in which the Company pays all Registration Expenses. All Demand Registrations (including any made under Section 1(b)) will be Short-Form Registrations whenever the Company is permitted to use any applicable Short-Form Registration. After the Company has become subject to the reporting requirements of the Exchange Act, the Company will use commercially reasonable efforts to make Short-Form Registrations available for the sale of Registerable Securities.

(d) Priority on Demand Registrations. In any Demand Registration, the Company will not include any securities that are not Registerable Securities (other than securities owned by the Company that the Company proposes to register) without the prior written consent of the Investors holding a majority of the Registerable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration:

(i) first, the number of Registerable Securities requested by the Investors exercising demand rights under this Section 1(a) or piggyback rights under Section 2 (with any partial inclusion, if necessary, allocated among them pro rata according to the number of Registerable Securities that are requested for registration by each selling Investor relative to the total number of Registerable Securities that are requested for registration by all selling Investors),

(ii) second, the securities owned by the Company that the Company proposed to register, and

(iii) third, any other securities of the Company requested for inclusion in such registration (with any partial inclusion, if necessary, allocated among them pro rata according to the number of securities that are requested for registration by each such holder relative to the total number of securities that are requested for registration by all such holders).

(e) Restrictions on Demand Registrations. Any contrary provision in this Agreement notwithstanding:

(i) the Company is not obligated to effect, or to take any action to effect, a Demand Registration (A) within 180 calendar days after the effective date of a previous Demand Registration, (B) that would cause there to be more than two registration statements on any form other than Form S-3 to be concurrently effective or (C) if the Company delivers a delay notice under Section 1(f), in which case the Demand Registration may be deferred for up to 120 calendar days after the Company’s receipt of the registration request from the Initiating Investors, and

(ii) additionally, the Company is not obligated to effect, or take action to effect, a Short-Form Registration on Form S-3 (A) within 30 calendar days before the anticipated filing date of a Company-initiated registration (as determined by the Board in good faith); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective, (B) if the Company has effected two Short-Form Demand Registrations within the preceding twelve months or (C) the anticipated aggregate offering price, net of Selling Expenses, for any such registration is less than $5.0 million.

(f) Registration Delays. The request for a Demand Registration notwithstanding, if (i) the Company furnishes to the Initiating Investors a certificate signed by the Company’s chief executive officer stating that, in the Board’s good faith judgment, it would be materially detrimental to the Company and its equityholders for such registration statement to become effective or remain effective as long as such registration statement otherwise would be required to remain effective, because such action would (A) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (B) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (C) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then (ii) the Company (A) may defer such filing (with any filing or effectiveness time periods correspondingly tolled) for up to 120 calendar days after the Company’s receipt of a registration request from the Initiating Investors and (B) may not register any securities for its own account or that of any other equityholder during such 120-day period other than an Excluded Registration.

(g) Other Registration Rights. Except as provided in this Agreement, the Company will not, without the prior written consent of the Investors holding a majority of the Registerable Securities then-outstanding, grant to any Person the right to request the registration of any Company equity securities.

2. Piggyback Registrations.

(a) Rights to Piggyback. Whenever the Company proposes to register (including a registration effected by the Company for equityholders other than the Investors) any of its equity securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration) (a “Piggyback Registration”), the Company will promptly deliver to the Investors written notice of such registration. If any Investors respond within 20 calendar days after the delivery of such notice, requesting that the Company register any number of Registerable Securities as part of such registration, then the Company will, subject to the limitations in Section 2(a), register all such Registerable Securities as part of such registration. The foregoing notwithstanding, the Company may terminate or withdraw any registration initiated under this Section 2 before the effective date of such registration. The Company will bear all expenses (other than Selling Expenses) in conjunction with such withdrawn registration in accordance with Section 6.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, the Company will include all securities requested to be included in such registration; provided that if a Piggyback Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration:

(i) first, the securities owned by the Company that the Company proposed to register

(ii) second, the number of Registerable Securities requested by the Investors exercising piggyback rights under this Section 2 (with any partial inclusion, if necessary, allocated among them pro rata according to the number of Registerable Securities that are requested for piggyback registration by each selling Investor relative to the total number of Registerable Securities that are requested for piggyback registration by all selling Investors), and

(iii) third, any other securities of the Company requested for inclusion in such registration (with any partial inclusion, if necessary, allocated among them pro rata according to the number of securities that are requested for registration by each such holder relative to the total number of securities that are requested for registration by all such holders).

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities (which registration was granted in accordance with Section 1(g)), the Company will include in such registration all securities requested to be included in such registration; provided that if such registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration all securities requested for inclusion in such registration (with any partial inclusion, if necessary, allocated among them pro rata according to the number of securities that are requested for registration by each such holder relative to the total number of securities that are requested for registration by all such holders).

(d) Other Registrations. If the Company has previously filed a registration statement with respect to Registerable Securities pursuant to Section 1 or this Section 2 and such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S 4, Form S 8 or any similar or successor forms), whether on its own behalf or at the request of any securityholder until six months have passed after the effective date of such previous registration.

(e) Obligations of Seller. While engaged in a distribution of securities pursuant to an underwritten Piggyback Registration, each Investor exercising piggyback rights will distribute Registerable Securities held by such Investor only under the registration statement and solely in the manner described in the registration statement.

3. Underwriting Requirements.

(a) Selection of Underwriters. In case of a Demand Registration or Piggyback Registration that is an underwritten offering, the underwriter(s) will be selected by the Company’s board of managers or equivalent governing body with the approval of the Investors holding a majority of the Registerable Securities then-outstanding (not to be unreasonably withheld, conditioned or delayed). An Investor’s right to include Registerable Securities in such registration is conditioned upon such Investor’s participation in the underwriting and the inclusion of such Investor’s Registerable Securities in the underwriting. All Investors proposing to distribute their securities through an underwriting will (together with the Company as provided in Section 4(e)) enter into a customary underwriting agreement with the selected underwriters.

(b) Underwriter Cutbacks. In connection with any underwritten offering including Registerable Securities pursuant to Section 2, the Company need not include any Registerable Securities in such underwriting unless the Investors accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity that will not jeopardize the success of such offering as provided in
Section 1(d), Section 2(b) and Section 2(c), as applicable. For appointment purposes under Section 1(d), Section 2(b) and Section 2(c) for any selling Investor that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Investor (and the Family Groups of any such partners, retired partners, members and retired members) will be deemed a single “selling Investor” and any pro rata reduction for such “selling Investor” will be based upon the aggregate number of Registerable Securities owned by all Persons included in such “selling Investor” pursuant to this sentence. For purposes of Section 1, a Demand Registration will not be counted as “effected” if, as a result of an underwriter’s cutback under Section 1(d), fewer than fifty percent (50%) of the total number of Registerable Securities requested for registration by the Investors are actually included.

4. Registration Procedures. Whenever the Investors have requested that the Company effect the registration of any Registerable Securities under this Agreement, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement for such Registerable Securities and use commercially reasonable efforts to cause such registration statement to become effective and, at the request of the Investors holding a majority of the Registerable Securities registered thereunder, keep such registration statement effective for up to 120 calendar days (or until the distribution contemplated in the registration statement has been completed); provided, however, that (i) such period will be extended by the period the Investors refrain, at the request of an underwriter of the Company’s common stock (or other securities), from selling any securities included in such registration and (ii) in the case of any Form S-3 registration for Registerable Securities that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such period will be extended for up to 60 calendar days, if necessary, to keep the registration statement effective until all such Registerable Securities are sold,

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act to enable the disposition of all securities covered by such registration statement,

(c) furnish to the selling Investors copies of a prospectus, including a preliminary prospectus, as required by the Securities Act and such other documents as the Investors reasonably request to facilitate their disposition of their Registerable Securities,

(d) use commercially reasonable efforts to register and qualify the securities covered by the applicable registration statement under such other securities or blue-sky Laws as the selling Investors reasonably request; provided that the Company need not qualify to do business in or file a general consent to service of process in any such states or jurisdictions (unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act),

(e) in conjunction with any underwritten public offering, enter into and perform its obligations under the applicable underwriting agreement,

(f) use commercially reasonable efforts to cause all Registerable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then-listed,

(g) no later than the effective date of such registration, provide (i) a transfer agent and registrar for all Registerable Securities registered pursuant to this Agreement and (ii) a CUSIP number for all such Registerable Securities,

(h) promptly make available for inspection by the selling Investors, the underwriters participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by such underwriters or selected by the selling Investors, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith,

(i) promptly after the Company receives notice thereof, notify each selling Investor of the effectiveness of such registration statement or the filing of a supplement to any prospectus forming part of such registration statement, and

(j) after such registration statement becomes effective, notify each selling Investor of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

Additionally, the Company will ensure that, after the effectiveness of any registration statement covering a public offering of the Company securities under the Securities Act, the Company’s insider trading policy provides that the Company’s directors may implement a trading program under Rule 10b5-l of the Exchange Act.

5. Information from Investors. As a condition precedent to the Company’s obligation to take any action pursuant to this Agreement with respect to any Registerable Securities, the Investor holding such Registerable Securities must furnish to the Company such information regarding itself, the Registerable Securities held by it and the intended method of disposition of such securities as the Company reasonably requires to effect the registration of such Registerable Securities.

6. Registration Expenses. The Company will pay for all expenses (other than Selling Expenses) incurred in connection with registrations, filings and qualifications pursuant to Section 1 and Section 2, including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of the Company’s counsel for the Company; and the reasonable fees and disbursements of counsel for the selling Investors. The Investors will pay for all Selling Expenses relating to Registerable Securities registered pursuant to a Demand Registration or Piggyback Registration pro rata according to the number of Registerable Securities that are registered for each selling Investor relative to the total number of Registerable Securities that are registered for all selling Investors.

7. Delay of Registration. The Investors are not entitled to obtain or seek an injunction to restrain or otherwise delay any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

8. “Market Standoff” Agreements.

(a) No holder of Registerable Securities will sell, transfer, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to Rule 144) (a “Sale Transaction”) of any of the Company’s equity securities or any securities convertible into or exchangeable or exercisable for any of the Company’s securities, within seven calendar days before or 180 calendar days after the effective date of an IPO (or such other period as the Company or its underwriters may reasonably request to accommodate regulatory restrictions on the publication or other distribution of research reports and analyst recommendations and opinions) (the “IPO Holdback Period”) except as part of the IPO, unless the underwriters managing such offering otherwise agree in writing.

(b) In connection with all underwritten Demand Registrations and underwritten Piggyback Registrations other than an IPO, no holder of Registerable Securities other than the Investors may effect a Sale Transaction within seven calendar days before or 90 calendar days after the effective date of such underwritten registration (a “Following Holdback Period”) except as part of such underwritten registration, unless the underwriters managing such offering otherwise agree in writing.

(c) If (i) either (A) within the last 17 calendar days of the IPO Holdback Period or any Following Holdback Period (as applicable), the Company issues an earnings release or other material news, or a material event relating to the Company and its Subsidiaries occurs or (B) before the IPO Holdback Period or any Following Holdback Period (as applicable) expires, the Company announces that it will release earnings results within 16 calendar days after such period, then (ii) to the extent necessary for the managing underwriters of a registered offering required under this Agreement to comply with NASD Rule 2711(f)(4), the IPO Holdback Period or any Following Holdback Period (as applicable) will be extended until the eighteenth calendar day after the earnings release or the occurrence of the material news or event (the “Holdback Extension”). The Company may impose stop transfer instructions with respect to the equity securities subject to the foregoing restrictions until the end of such holdback period, including any Holdback Extension.

(d) The Company will not effect any public sale or distribution of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) within seven calendar days before or during such period of time after the effective date of an underwritten Demand Registration or underwritten Piggyback Registration as determined by the managing underwriters for such registration (not to exceed 180 calendar days after an IPO or 90 calendar days in all other cases, except as extended by an any Holdback Extension), except as part of such underwritten registration or pursuant to registrations on Form S 8 or any successor form), unless the underwriters managing such offering otherwise agree in writing.

(e) The Company will cause each holder of at least 5.0% of the Company’s common stock (on a fully-diluted, as converted basis) purchased from the Company after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during any IPO Holdback Period or Following Holdback Period, as extended by any Holdback Extensions, except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing such offering otherwise agree in writing.

The underwriters for such registration are intended third party beneficiaries of this Section 8 with power and authority to enforce this Section 8 as if a party. Each Investor will execute such additional agreements, documents and instruments as the underwriters may reasonably request that are consistent with this Section 8 or are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions in any such agreement will apply pro rata to all subject Investors according to the number of shares subject to such agreements.

9. Indemnification. If any Registerable Securities are included in a registration statement under this Agreement:

(a) To the extent permitted by applicable Law, the Company will (i) indemnify and hold harmless each Investor, their respective equityholders, partners, directors, managers and officers and each person who controls such Investor (within the meaning of the Securities Act) from and against all loss, damage, claim or liability (joint or several) (“Damages”) arising from or related to any untrue or allegedly untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus (including any amendments thereof and supplements thereto) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) reimburse such indemnified Persons for any legal and other expenses reasonably incurred by such indemnified Persons in connection with the investigation or defense of any such Damages except to the extent such Damages are caused by or contained in any information furnished in writing to the Company by such Investor expressly for use therein or by such Investor’s failure to deliver a copy of the registration statement or prospectus (or any amendment thereof or supplement thereto) after the Company has furnished such Investor with a sufficient number of copies, and (iii) in connection with an underwritten offering, indemnity the underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the Investors.

(b) To the extent permitted by applicable Law, each selling Investor, severally and not jointly, will (i) indemnify and hold harmless the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) from and against any Damages resulting from any untrue or allegedly untrue statement of material fact relating to such Investor and provided by such Investor to the Company or the Company’s agent and contained in the registration statement, prospectus or preliminary prospectus (or any amendment thereof or supplement thereto) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained or based upon any information or affidavit furnished in writing by such Investor for such purpose; provided that such Investor’s indemnification liability under this Section 9(b) will be limited to the net amount of proceeds received by such Investor from the sale of Registerable Securities pursuant to such registration statement (net of any Selling Expenses paid by such Investor), except in the case of fraud or willful misconduct by such Investor and (ii) reimburse such indemnified Persons for any legal and other expenses reasonably incurred by such indemnified Persons in connection with the investigation or defense of any such Damages except to the extent such Damages are caused by or contained in any information furnished to such Investor by such indemnified Persons expressly for use therein.

(c) Promptly after receiving notice of action (including any governmental action) for which a party may be indemnified under this Section 9, such indemnified party will give the indemnifying party notice thereof. The indemnifying party will have the right to participate in the contest and defense of such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably acceptable to the indemnified party. If the indemnifying party assumes the defense of any indemnified claim, then the indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) may retain separate counsel, at the expense of the indemnifying party, if the representation of such indemnified party by counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. An indemnified party’s failure to give notice within a reasonable time will relieve the indemnifying party of any liability to the indemnified party under this Section 9 to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 9 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 9, the applicable parties will contribute to the aggregate Damages to which they may be subject (after contribution from others) pro rata according to the relative fault of the indemnifying parties and the indemnified parties in connection with the statements, omissions or other actions that resulted in such Damages. The relative fault of the indemnifying parties and the indemnified parties will be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by an indemnifying party or by an indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that (x) Investors will not be required to contribute any amount in excess of the public offering price of all Registerable Securities offered and sold by such Investor pursuant to such registration statement and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that an Investor’s liability pursuant to this Section 9(d), when combined with the amounts paid or payable by such Investor pursuant to Section 9(b), may not exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of willful misconduct or fraud by such Investor.

(e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any of such indemnified party’s directors, officers or controlling Persons (within the meaning of the Securities Act) and will survive the transfer of securities.

(f) An indemnifying party will not, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term a release from all liability in respect to such claim or litigation.

(g) The foregoing notwithstanding, to the extent that the indemnification and contribution provisions in an underwriting agreement for an underwritten public offering conflict with the foregoing provisions, the underwriting agreement will control.

(h) Unless otherwise superseded by an underwriting agreement for an underwritten public offering, the obligations under this Section 9 will survive the completion of any offering of Registerable Securities in a registration under this Agreement and the termination of this Agreement.

10. Reports Under Exchange Act. With a view to making available to the Investors the benefits of certain SEC rules and regulations that may permit the public sale of Registerable Securities without registration, the Company will:

(a) make and keep current public information available (within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act) at all times after the Company has become subject to the Exchange Act reporting requirements,

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (after the Company has become subject to such reporting requirements), and

(c) so long as any Investor owns any Registerable Securities, furnish to such Investor upon request (i) a written statement by the Company as to its compliance with Rule 144 reporting requirements under the Securities Act (at time after 90 calendar days after the effective date of the first registration filed by the Company for an IPO), the Securities Act and the Exchange Act (after the Company has become subject to such reporting requirements) (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as such Investor reasonably requests in availing itself of any SEC rule or regulation allowing such Investor to sell Registerable Securities without registration.

11. Termination of Registration Rights. An Investors’ registration rights under Section 1 or Section 2 will terminate upon the closing of a Sale of the Company.

12. Definitions.

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, (ii) if such Person is a partnership, any partner (other than a limited partner) thereof, (iii) any of such Person’s spouse, siblings (by law or marriage), ancestors and descendants and (iv) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Damages” is defined in Section 9(a).

“Demand Notice” is defined in Section 1(a)(i).

“Demand Registration” means any registrations requested pursuant to Section 1(a).

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended.

“Excluded Registration” means a registration (i) relating to the sale of securities to employees of the Company and its subsidiaries pursuant to a stock option, stock purchase or similar plan, (ii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registerable Securities, (iii) in which the only Company common stock being registered is Company common stock issuable upon conversion of debt securities that are also being registered, or (iv) relating to a transaction under Rule 145 under the Securities Act.

“Family Group” means, with respect to a natural Person, (i) such Person’s spouse, (ii) such Person’s descendants (natural or adopted), (iii) any trust that is and remains solely for the benefit of such Person, such Person’s spouse or such Person’s descendants (natural or adopted) or (iv) any limited liability company in which all of the equity interests remain owned by such Person, such Person’s spouse, such Person’s descendants (natural or adopted), or any trust described above and during such Person’s lifetime all voting interests remain owned by such Person or such Person’s spouse.

“Following Holdback Period” is defined in Section 8(b).

“Holdback Extension” is defined in Section 8(c).

“Initiating Investors” means (i) with respect to any Short-Form Registration on Form S-3 after an IPO, the Investors holding at least 4.0% of the Registerable Securities then-outstanding, and (ii) in all other cases, the Investors holding a majority of the Registerable Securities then-outstanding.

“IPO” means the Company’s first underwritten public offering of the Company’s common stock under the Securities Act.

“IPO Holdback Period” is defined in Section .8(a).

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof and effective as of the closing of the Purchase Agreement, by and among the Investors and the other unitholders of the Company, as amended from time to time.

“Long-Form Registrations” is defined in Section 1 (a).

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

“Piggyback Registration” is defined in Section 2(a).

“Registerable Securities” means shares of the Company’s common stock acquired by, issued or issuable to or otherwise owned by any Investor (including, for Ventas, shares of Company common stock issued or issuable in exchange for capital stock of Ardent Legacy Holdings, Inc., a Delaware corporation, or any successor thereto, that are owned by Ventas). For purposes of this Agreement, an Investor will be deemed to be a holder of Registerable Securities whenever such Investor has the right to acquire, directly or indirectly, such Registerable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such rights), whether or not such acquisition has actually been effected. Such securities will cease to be Registerable Securities on the sale of such securities pursuant to Rule 144 under the Securities Act or any offering registered under the Securities Act. The number of Registerable Securities outstanding as of a given time means the sum of the number of shares of outstanding Common Stock that are Registerable Securities plus the number of shares of Common Stock issuable, directly or indirectly, pursuant to then-exercisable and/or convertible securities that are Registerable Securities.

“Sale of the Company” means any transaction or series of related transactions pursuant to which any Person or group of related Persons (other than the Investors and their Affiliates) acquires, in the aggregate, (i) equity securities of the Company or its subsidiaries possessing the right to receive a majority of the distributions to the Company or the Company’s equityholders (whether by merger, consolidation, reorganization, combination, sale or transfer of equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided, however that a public offering will not constitute a Sale of the Company.

“Sale Transaction” is defined in Section 8(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a, et seq., as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registerable Securities.

“Short-Form Registrations” is defined in Section 1(a).

“Subscription Agreement” is defined in the preamble to this Agreement.

13. General Provisions.

(a) Notices. All notices and other communications required or permitted under this Agreement (i) must be in writing, (ii) will be duly given (A) when delivered personally to the recipient or (B) one Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), and (iii) addressed as follows:

If to an Investor, to the address designated by such Investor on such Investor’s signature page to this Agreement

If to the Company:	with a copy (not constituting notice) to:

EGI-AM Holdings, L.L.C. One Burton Hills Boulevard Nashville, Tennessee 37215 Attn: Board of Managers General Counsel	Equity Group Investments 2 North Riverside Plaza Chicago, Illinois 60606 Attn: Jon Wasserman Philip Tinkler Chris Nilan

and a copy (not constituting notice) to:

McDermott Will & Emery LLP The McDermott Building 500 North Capitol Street, N.W. Washington, D.C. 20001 Attn: Blake Rubin

and a copy (not constituting notice) to:

McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Attn: John M. Callahan

or to such other respective address as each Party may designate by notice given in accordance with this Section 13.

(b) Entire Agreement. This Agreement (together with the other agreements, documents and instruments expressly referenced in this Agreement) constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior understandings, agreement or representations regarding the subject matter of this Agreement. Nothing in this Agreement amends, restates or otherwise modifies any of the Parties’ rights or obligations (including their indemnification obligations) under the Purchase Agreement.

(c) Amendments. The Parties may amend, modify or waive this Agreement only pursuant to a written agreement executed by the Company and the Investors holding a majority of the Registerable Securities then-outstanding; provided, however, that no such amendment, modification or waiver may adversely amend, modify or delete the rights of any particular Investor (including the amendment consent rights under this Section 13(c)) without such Investor’s prior written consent.

(d) Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(e) Assignment. No Party may assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the prior written consent of the other Parties.

(f) Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Except as otherwise provided in Section 8, nothing in this Agreement may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

(g) Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable and such provisions will be deemed modified (including by application of any “blue pencil” doctrine under applicable Law) to the minimum extent necessary to render such provision valid and enforceable.

(h) References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” refer to the corresponding Section(s) of this Agreement. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

(i) Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

(j) Governing Law. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

(k) Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

(l) Remedies. The Parties will be entitled to pursue any remedy available at law or in equity (including specific performance and injunctive relief) to enforce or compel the breaching Party’s performance of its obligations under this Agreement and pursue any remedies set forth in this Agreement.

(m) Attorneys’ Fees. If a dispute among the Parties concerning this Agreement results in litigation, the prevailing party in such dispute will be entitled to recover from the losing party all fees, costs and expenses reasonably incurred by the prevailing party in enforcing this Agreement.

(n) Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (i) the use of a facsimile or email transmission to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

[SIGNATURE PAGES FOLLOW IMMEDIATELY]

The Company signs this Registration Rights Agreement as of the date first stated above.

THE COMPANY:	EGI-AM HOLDINGS, L.L.C.

	By:	/s/ Philip Tinkler
Philip Tinkler, its Vice President

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

The Undersigned Investor signs this Registration Rights Agreement as of the date first stated above.

INVESTOR:	EGI-AM INVESTMENTS. L.L.C.

	By:	/s/ Philip Tinkler
Philip Tinkler, its Vice President

Address for notices:

Equity Group Investments 2 North Riverside Plaza Chicago, Illinois 60606 Attn: Jon Wasserman Philip Tinkler Chris Nilan

with a copy (not constituting notice) to:

McDermott Will & Emery LLP The McDermott Building 500 North Capitol Street, N.W. Washington, D.C. 20001 Attn: Blake Rubin

and a copy (not constituting notice) to:

McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606 Attn: John M. Callahan

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

INVESTOR:	ARDENT MEDICAL SERVICES, INC.

	By:	/s/ Stephen C. Petrovich

Name: Stephen C. Petrovich

Title: Senior Vice President and General Counsel

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

The undersigned Investor signs this Registration Rights Agreement as of the date first stated above.

INVESTOR:

/s/ David Vandewater
David Vandewater

Address for notices:

One Burton Hills Boulevard
Suite 250
Nashville, TN 37215

with a copy (not constituting notice) to:

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attn: D. Louis Glaser

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

The undersigned Investor signs this Registration Rights Agreement as of the date first stated above.

INVESTOR:

/s/ Clint B. Adams
Clint B. Adams

Address for notices:

9244 Hunterboro Dr
Brentwood, TN 37027

with a copy (not constituting notice) to:

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attn: D. Louis Glaser

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

The undersigned Investor signs this Registration Rights Agreement as of the date first stated above.

INVESTOR:

/s/ Stephen C. Petrovich
Stephen C. Petrovich

Address for notices:

9013 Brentwood Blvd
Brentwood, Tn. 37027

with a copy (not constituting notice) to:

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attn: D. Louis Glaser

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

The undersigned Investor signs this Registration Rights Agreement as of the date first stated above.

INVESTOR:

/s/ Neil Hemphill
Neil Hemphill

Address for notices:

Hemphill
1510 Demonbreun Street #1501
Nashville, TN 37203

with a copy (not constituting notice) to:

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attn: D. Louis Glaser

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT